                         AGREEMENT AND PLAN OF MERGER

          This Agreement and Plan of Merger (the "Agreement") dated June 6, 2000, by and among EpicEdge, Inc., a Texas corporation, with its principal place of business at 3200 Wilcrest, Suite 370, Houston, Texas 77042 ("EDG"), EDG Acquisition Corporation, a California corporation, with its principal place of business at 3200 Wilcrest, Suite 370, Houston, Texas 77042 (the "Sub"), IPS Associates, Inc., a California corporation, having its principal place of business at 1680 Bayport Avenue, San Carlos, CA 94070 (the "Company"), William Kern, Isabelle Suares, Peter Heinrich, and William Johnson (such individuals collectively referred to as "Certain Stockholders"). EDG, the Sub, the Company, and the Certain Stockholders are sometimes referred to collectively herein as the "Parties."

          WHEREAS, the respective Boards of Directors of EDG, Sub, and the Company, have approved the acquisition of the Company by EDG, by means of a merger of the Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions of this Agreement;

          WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding shares of capital stock of the Company shall be converted into a right to receive shares of EDG common stock, par value $.01 per share (the "EDG Common Stock");

          WHEREAS, a portion of the shares of EDG Common Stock (the "Escrow Shares") otherwise issuable by EDG in connection with the Merger shall be placed in escrow by EDG for purposes of satisfying damages, losses, expenses and other similar charges which result from breaches of the representations, warranties and covenants of the Company and the Certain Stockholders;

          WHEREAS, the parties intend that the Agreement qualify as a tax-free merger pursuant to Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

          WHEREAS, EDG, Sub, the Company and the Certain Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the Agreement and also to prescribe various conditions to consummation thereof;

          NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:


                                   SECTION I.

                         THE MERGER AND RELATED MATTERS

          1.1  The Merger.

          (a) Subject to the terms and conditions of this Agreement, at the time of the Closing (as defined in Section 1.8 hereof), an agreement of merger (the "California Agreement of Merger") shall be duly prepared, executed and acknowledged by EDG, Sub, and the Company in accordance with the California General Corporation Law (the "CGCL") and filed by the Company with the Secretary of State of the State of California. The Merger shall become effective upon the filing of the California Agreement of Merger with the Department of State of the State of California in accordance with the provisions and requirements of the CGCL or at such later date or time as may be set forth by mutual agreement of the parties. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time."

          (b) At the Effective Time, the Sub shall be merged with and into the Company, and the separate corporate existence of the Sub shall cease, and the Company shall survive and continue to exist as a California company (the "Surviving Company").

          (c) From and after the Effective Time the Merger shall have the effects set forth in Section 1100 of the CGCL.

          1.2  Conversion of Stock.

          (a) At the Effective Time, each Class A and Class B share of Company common stock, par value $.001 per share (the "Company Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Stock in the treasury of the Company, all of which shall be canceled and none of which shall receive any payment with respect thereto) shall, automatically by virtue of the Merger and without any action on the part of any Person, be converted into and represent the right to receive the Per Share Merger Consideration (as defined in paragraph (b) below).

          (b) As used herein the term "Per Share Merger Consideration" shall mean, for each share of the Company Stock, (i) .51 (subject to adjustment pursuant to Section 1.4, the "Conversion Number") shares of EDG Common Stock,
(ii) $1.028cash (the "Merger Cash") and (iii) if applicable, the Fractional Cash (as defined in paragraph (c) below).

          (c) Notwithstanding the foregoing, no fractional shares of EDG Common Stock shall be issued to holders of Company Stock (the "Company Stockholders"); instead, Sub shall, at the time of the exchange set forth in Section 1.4 hereof, pay to each Company Stockholder who would otherwise be entitled to a fractional share of EDG Common Stock, an amount of cash (the "Fractional Cash") determined by multiplying such fraction by the average of the last sales price of EDG Common Stock as reported on the American Stock Exchange ("AMEX") for the ten trading days immediately preceding the Closing.

          (d) At the Effective Time, each Company incentive stock option outstanding pursuant to the 1993 Employee Stock Option Plan, whether or not exercisable, and whether or not vested, shall in accordance with the provisions of such plan become an option to acquire shares of EDG Common Stock (an "ISO Continuing Option"). The number of shares of EDG Common Stock subject to ISO Continuing Options shall be computed in compliance with the requirements of
Section 424(a) of the Code. Subject to the foregoing, (x) the number of shares of EDG Common Stock subject to any such ISO Continuing Option will be determined by multiplying the number of shares underlying such Company option immediately prior to the Effective Time by the "Exchange Ratio" (with "Exchange Ratio" defined as the sum of (i) the Conversion Number, plus (ii) a number of shares equal to the Merger Cash divided by the average of the last sales price of the EDG Common Stock for the ten trading days prior to the date hereof), and (y) the exercise price under any such ISO Continuing Option will be determined by dividing the exercise price per share in effect immediately prior to the Effective Time of the Merger by the Exchange Ratio, and rounding the exercise price thus determined to the nearest whole cent (a half cent shall be rounded to the next higher whole cent). Such options shall be subject to substantially all of the other terms and conditions of the original option to which they relate. Each holder of ISO Continuing Options shall surrender their current option agreement(s) and execute new option agreements with EDG with respect to such ISO Continuing Options and shall be required to execute an appropriate release.

          (e) Each issued and outstanding share of Sub capital stock shall be converted into one share of the Surviving Company.

          (f) Each share of EDG Common Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding.

          1.3  Registration of Stock.   Within thirty (30) days of the closing
hereof, EDG shall file a registration statement with the Securities and Exchange Commission registering the resale of 158,520 shares of the EDG Common Stock issued as consideration hereby, EDG shall use its best efforts to have the registration statement declared effective by the Securities and Exchange Commission, as soon as practicable thereafter.

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

          1.4 Exchange Procedures. At the Effective Time, (i) each Company Stockholder shall deliver to Sub (A) a stock power in the form attached hereto as Exhibit 1.4(a), (B) a letter of Non-distributive Intent (as described in Section 2.15, and in the form attached as Exhibit 2.15) and (C) any other documents required by this Agreement, (ii) Sub shall deliver to the White & Lee, LLP, (the "Escrow Agent") by wire transfer of immediately available funds to an account designated in writing to Sub or EDG at least one business day prior to the Closing, a cash amount in United States currency equal to the sum of (x) the Fractional Cash, if any, applicable to such Company Stockholder, and (y) the product of (I) the number of shares of Company Stock owned by such Company Stockholder immediately prior to the Effective Time, and (II) the Merger Cash, and (iii) EDG shall issue and deliver to the Escrow Agent for the benefit of each Company Stockholder a certificate of EDG Common Stock for the number of whole shares of EDG Common Stock that comes closest to but does not exceed the product of (I) the number of shares of Company Stock owned by such Company Stockholder immediately prior to the Effective Time, and (II) the Conversion Number. The Escrow Agent shall hold sixty percent (60%) of the EDG Common Stock issued to the Certain Stockholders hereby to be distributed or cancelled in accordance with the terms and conditions of an Escrow Agreement in the Form of
Exhibit 1.4(b) attached hereto (the "Escrow Agreement") subject to the terms of
Section 9.13 and 9.16 hereof, and shall distribute the remaining shares of EDG Common Stock, the Merger Cash and the Fractional Cash to the Company Stockholders. The portion of the shares of EDG Common Stock to be escrowed on behalf of each Certain Stockholder shall be in proportion to the aggregate number of shares of EDG Common Stock such Certain Stockholder is entitled to receive in the Merger by virtue of ownership of outstanding shares of Company Stock. In the event that EDG changes (or establishes a record date for changing) the number of shares of EDG Common Stock issued and outstanding prior to the Effective Time as result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding EDG Common Stock and the record date therefore shall be prior to the Effective Time, the Conversion Number shall be proportionately adjusted.

          1.5 Directors of the Surviving Company. At the Effective Time, the directors of the Sub (all of whom are listed on Exhibit 1.5) shall be the directors of the Surviving Company, and each such director shall hold office, subject to the applicable provision of the Articles of Incorporation and Bylaws of the Surviving Company, until the next annual meeting of shareholders of the Surviving Company and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Sub (all of whom are listed on Exhibit 1.5) shall be the officers of the Surviving Company, and each such officer shall, subject to the applicable provisions of the Articles of Incorporation and Bylaws of the Surviving Company, be the officers of the Surviving Company until their respective successors shall be duly elected or appointed and qualified.

         1.6 Articles of Incorporation of the Surviving Company. At the Effective Time, the Articles of Incorporation of the Surviving Company shall be the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time, as set forth in Exhibit 1.6 hereto.

          1.7 By-laws of the Surviving Company. The Bylaws of the Surviving Company shall be as set forth in Exhibit 1.7 hereto, until thereafter amended as provided by law.

          1.8  The Closing.   The closing of the transactions contemplated
hereby (the "Closing") shall take place on June 30, 2000 unless extended by mutual agreement of the parties (the "Closing Date").

                                  SECTION II.

                     REPRESENTATIONS AND WARRANTIES OF THE
                      COMPANY AND THE CERTAIN STOCKHOLDERS

          The Company, and the Certain Stockholders represent and warrant to EDG as follows:

          2.1 Organization and Qualification. Other than IPS Associates (Asia) PTE, Ltd and IPS Global Partners, Inc. ( collectively, the "Company Subs"), the Company does not own any interest in any other business enterprise or legal entity, except as disclosed in Exhibit 2.1. Exhibit 2.1 also correctly sets forth as to the Company and the Company Subs, their principal place of business, and jurisdictions in which they are qualified to do business. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, with all requisite corporate power and authority to conduct its business and is not in breach of, or in default with respect to, any term of its Articles of Incorporation, Bylaws or other organizational documents. Each of the Company Subs is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, with all requisite corporate power and authority to conduct its business and is not in breach of or in default with respect to any of its organizational documents. The Company and the Company Subs have obtained all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local, and other governmental authorities and all courts and other tribunals, to own, lease, license, and use its properties and assets and to carry on the business in which they are now engaged and the business in which they contemplate engaging. The Company and the Company Subs are duly qualified to transact the business in which they are engaged in every jurisdiction in which their ownership, leasing, licensing, or use of property or assets or the conduct of their business makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect.

          2.2  Capitalization.   As of the date hereof, the total number of
shares of capital stock the Company is authorized to issue is 10,000,000 Class A shares of common stock and 10,000,000 Class B shares of common stock. As of the date hereof, 1,714,244 shares of Class A and 1,203,704 shares of Class B Company Stock are issued and outstanding, and owned by the Company Stockholders as set forth on Exhibit 2.2. As of the date hereof, there are options outstanding to purchase 1,928,600shares of Class A and zero shares of Class B Company Stock, which are held by the option holders as set forth on Exhibit 2.2. The total number of shares of capital stock IPS Associates (Asia) PTE, Ltd. is authorized to issue is 100,000 (the "Asia Stock") of which 100,000 shares are issued and outstanding, 100% of which is owned by the Company. The total number of shares of capital stock IPS Global Partners, Inc. is authorized to issue is 10,000,000 (the "Global Stock") of which 100 shares are issued and outstanding, 100% of which is owned by the Company. The Company Stock, the Asia Stock and the Global Stock is not owned or held in violation of any preemptive right of any other person or entity, is duly authorized, validly issued, fully paid and non-assessable, and is owned of record and beneficially by the persons set forth in
Exhibit 2.2. The shares of Company Stock, Asia Stock and Global Stock are free and clear of all liens, security interests, pledges, charges, encumbrances, voting agreements, and voting trusts. The Company owns 925,926 shares of common stock of Vite, which constitutes 17.64% of Vite common stock outstanding and 5.76% of common stock on a fully-diluted basis, 1,500,000 shares of common stock of Emprend, which constitutes 31% of Emprend common stock outstanding and 30.73% of common stock on a fully-diluted basis, and 1,000,000 shares of common stock of XIS, which constitutes 9% of XIS common stock outstanding and 9% of common stock on a fully-diluted basis, all of which are free and clear of all liens, security interests, pledges, charges, encumbrances, voting agreements, and voting trusts. Except as set forth in Exhibit 2.2, there is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any shares of capital stock of the Company or the Company Subs or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of the Company or the Company Subs. There is outstanding no security or other instrument convertible into or exchangeable for capital stock of the Company or the Company Subs.

          2.3 Financial Condition. The Company has delivered to EDG true and correct copies of the following which are attached as Exhibit 2.3: (i) audited consolidated and unaudited consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1997, 1998 and 1999, and an unaudited balance sheet ("The Company Last Balance Sheet"), statement of income and statement of cash flows for the four months ended April 30, 2000 ("The Company Last Balance Sheet Date"), which statements have been covered by the compilation report of the Company's independent accountants. Each such balance sheet presents fairly the financial condition, assets and liabilities of the Company as of its date; each such statement of income presents fairly the results of operations of the Company for the period indicated; and each statement of cash flows presents fairly the information purported to be shown therein. The financial statements referred to in this Section 2.3 are correct and complete, and are in accordance with the books and records of the Company (which books and records are correct and complete). Except as set forth in Exhibit 2.3, since April 30, 2000:

          (a) There has been no event or condition affecting the Company or the Company Subs which would have a Material Adverse Effect on the Company or the Company Subs (provided, however, that the Company and the Certain Stockholders express no opinion as to political, business or economic matters of general applicability), and the Company and the Company Subs have operated profitably;

          (b) The Company has not authorized, declared, paid or effected any dividend or liquidation or other distribution in respect of the Company Stock or other equity interest or any direct or indirect redemption, purchase or other acquisition of any equity interest of the Company, out of the ordinary course of business and the Company Subs has not authorized, declared, paid or effected any dividend or liquidation or other distribution in respect of the Asia Stock or the Global Stock or other equity interest or any direct or indirect redemption, purchase or other acquisition of any equity interest of the Company Subs, out of the ordinary course of business;

          (c) The operations of the Company and the Company Subs have been conducted in all respects only in the ordinary course of business;

          (d) Neither the Company nor the Company Subs have suffered any loss (whether or not covered by insurance) in excess of $5,000 or waived any material right;

          (e) There has been no accepted purchase order or quotation, arrangement or understanding for future sale of the products or services of the Company or the Company Subs out of the ordinary course of business, which the Company or the Company Subs expects will not be profitable;

          (f) Neither the Company nor the Company Subs have sold, leased, transferred, or assigned any of their assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

          (g) No party has accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $5,000 to which the Company or the Company Subs is a party;

          (h) Neither the Company nor the Company Subs have made a capital expenditure (or series of related capital expenditures) either involving more than $5,000 or outside the ordinary course of business;

          (i) Neither the Company nor the Company Subs have made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person (or series of related capital investments, loans and acquisitions) either involving more than $5,000 or outside the ordinary course of business;

          (j) Neither the Company nor the Company Subs have issued any note, bond or other debt security or created, incurred or assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligations either involving more than $5,000 singly, or $20,000 in the aggregate;

          (k) Neither the Company nor the Company Subs have delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

          (l) Neither the Company nor the Company Subs have granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          (m) Neither the Company nor the Company Subs have made any loan to, or entered into any other transaction with, any of its directors, officers, and employees, outside the ordinary course of business; and

          (n) Neither the Company nor the Company Subs have committed to any of the foregoing.

          2.4 Tax and Other Liabilities. Except as set forth on Exhibit 2.4, neither the Company nor the Company Subs have any present liability of any nature, accrued or contingent, including, without limitation, liabilities for federal, state, local, or foreign taxes and liabilities to customers or suppliers, which could have a Material Adverse Effect upon the Company or the Company Subs, other than the following:

          (a) Liabilities for which full provision has been made on the Company Last Balance Sheet as of the Company Last Balance Sheet Date; and

          (b) Other liabilities arising since the Company Last Balance Sheet Date and prior to the Closing in the ordinary course of business which are not inconsistent with the representations and warranties of Company or the Company Subs or any other provision of this Agreement.

Without limiting the generality of the foregoing, the amounts set forth as provisions for taxes on the Company Last Balance Sheet are sufficient for all accrued and unpaid taxes of the Company and the Company Subs, whether or not due and payable and whether or not disputed, under tax laws, as in effect on the Company Last Balance Sheet Date or now in effect, for the period ended on such date and for all fiscal years prior thereto. The Company and the Company Subs have filed all applicable tax returns required to be filed by them or have obtained applicable extensions and are not delinquent with respect to such extensions; have paid (or have established on the Company Last Balance Sheet a reserve for) all taxes, assessments, and other governmental charges payable or remittable by it or levied upon it or its properties, assets, income, or franchises, which are due and payable and have delivered to EDG a true and correct copy of any report as to adjustments received by the Company or the Company Subs from any taxing authority during the past five years and a statement as to any litigation, governmental or other proceeding (formal or informal), or investigation pending.

       2.5 Litigation and Claims. Neither the Company nor the Company Subs have received written notice of any litigation, arbitration, claim, governmental or other proceeding, or investigation (each, a "Claim") pending, nor does the Company, the Company Subs or any Certain Stockholder possess Knowledge of any threatened Claim, with respect to the Company, the Company Subs or any Certain Stockholder (as it relates to the business of the Company or the Company Subs), or any of the Company's or the Company Subs' business, properties, or assets, except as set forth on Exhibit 2.5. Neither the Company nor the Company Subs is affected by, nor do they or any Certain Stockholder have any knowledge of, any present or threatened strike, labor disturbance, or claim for breach of employment agreement, consulting agreement or non-compete agreement to which they are a party or to which any of their employees or consultants is or was a party, nor to the Knowledge of the Company, the Company Subs or any Certain Stockholder, is any union attempting to represent any employee of the Company as collective bargaining agent. To the Knowledge of the Company, the Company Subs, and the Certain Stockholders, neither the Company nor the Company Subs is in material violation of, or in material default with respect to, any law, rule, regulation, order, judgment, or decree, nor is the Company, the Company Subs or any Certain Stockholder, required to take any action in order to avoid such violation or default.

          2.6 Properties. The Company and the Company Subs have good and marketable title to all properties and assets used in their business or owned by them (except such real and other property and assets as are held pursuant to leases or licenses described in Exhibit 2.6), free and clear of all liens, mortgages, security interests, pledges, charges, and encumbrances, (except such as are disclosed in Exhibit 2.7 or disclosed on the Company Last Balance Sheet or are Permitted Liens).

          (a) Attached as Exhibit 2.6 is a true and complete list of all properties and assets owned, leased, or licensed by the Company and the Company Subs having an individual value of $3,000 or more. Except for those properties and assets of the Company or the Company Subs that were acquired subsequent to the Company Last Balance Sheet, all such properties and assets owned by the Company and the Company Subs are reflected on the Company Last Balance Sheet. All properties and assets owned, leased, or licensed by the Company and the Company Subs are in good and usable condition (ordinary wear and tear, which is not such as would have a Material Adverse Effect on the Company or the Company Subs, excepted); and

          (b) No real property owned, leased or licensed by the Company or the Company Subs lies in an area which, to the Knowledge of the Company, the Company Subs, or any Certain Stockholder, is subjected to zoning, use or building code restrictions which prohibit, and no stated facts relating to the actions or inaction of another person or entity of his or its ownership, licensing, leasing, or use of any real or personal property exists which prevents the continued effective ownership, leasing, licensing or use of such real property in the business in which the Company or the Company Subs are now engaged.

          2.7 Contracts, Agreements and Instruments. Set forth on Exhibit 2.7 is a description of each material contract, agreement or instrument to which the Company or the Company Subs is a party. Exhibit 2.7 accurately and completely sets forth the information required to be contained therein. For purposes of this Section 2.7, material shall include those contracts, agreements and instruments involving payments to or by the Company or the Company Subs in
excess of $10,000 per annum.   The Company has furnished to EDG:

          (a) The Articles of Incorporation, Bylaws and other organizational documents of the Company and the Company Subs and all amendments thereto, as presently in effect, certified by the president of the Company and the president of each of the Company Subs;

          (b) True and correct copies of all material contracts, agreements and other instruments referred to in Exhibit 2.7;

          (c) True and correct copies of all material leases and licenses referred to in Exhibit 2.6; and

          (d) True and correct written descriptions of all service, material supply, distribution, agency, financing or other arrangements or understandings referred to in Exhibit 2.7.

Except for matters which, in the aggregate, would not have a Material Adverse Effect or are otherwise disclosed in this Agreement, to the Knowledge of the Company, the Company Subs or any Certain Stockholder, no other party to any such contract, agreement, instrument, lease, or license is now in violation or breach of, or in default with respect to complying with, any material provision thereof, and each such contract, agreement, instrument, lease, or license contained in the exhibits hereto is in full force and effect and is the legal, valid, and binding obligation of the parties thereto and is enforceable as to them in accordance with its terms. Each such service, supply, distribution, agency, financing, or other arrangement or understanding contained in the exhibits hereto is a valid and continuing arrangement or understanding, except for matters which, in the aggregate, would not have a Material Adverse Effect; neither the Company, the Company Subs, nor any other party to any such arrangement or understanding has given notice of termination or taken any action inconsistent with the continuance of such arrangement or understanding, except for matters which, in the aggregate, would not have a Material Adverse Effect; and the execution, delivery, and performance of this Agreement will not prejudice any such arrangement or understanding in any way contained in the exhibits hereto, except for matters which, in the aggregate, would not have a Material Adverse Effect. Neither the Company nor the Company Subs has been a party to since its formation, nor is it now a party to, any contract, agreement, lease, license, arrangement, or understanding with any Company Stockholder or employee of the Company (except for employment agreements listed in Exhibit 2.7 and employment and compensation arrangements described in Exhibit 2.8, in each case with such Company Stockholder and employees who are not relatives or affiliates described in the next clause), any relative or affiliate of any Company Stockholder or of any employee of the Company or the Company Subs, or any other partnership or enterprise in which any Company Stockholder or employee of the Company or the Company Subs, or any such relative or affiliate then had or now has a 5% or greater ownership interest or other substantial interest, other than contracts and agreements listed and so specified in Exhibit 2.7. Other than in connection with this Agreement, neither the Company nor the Company Subs is a party to any letter of intent, capital stock or asset purchase agreement, merger agreement or any other agreement involving the acquisition or disposition of property out of the ordinary course of business.

          2.8 Employees. Neither the Company nor the Company Subs, have or contributes to, any pension, profit-sharing, option, other incentive plan, or other Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974), or has any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance, or other benefits, except as set forth in Exhibit 2.8.
Exhibit 2.8(a) correctly and accurately sets forth a list of Company employees participating in the Company Employee Stock Ownership Plan, the number of shares of Company Stock allocated to such employee, and whether or not any of such shares of Company Stock have vested. Exhibit 2.8(b) contains a true and correct statement of the names, relationship with the Company, present rates of compensation (whether in the form of salary, bonuses, commissions, or other supplemental compensation now or hereafter payable), and total annual compensation for the employees of the Company and the Company Subs as of April 30, 2000. Since April 30, 2000, the Company has not changed the rate of compensation of any of the Company or the Company Subs, employees, agents, dealers or distributors, except as disclosed in Exhibit 2.8. Neither the Company, the Company Subs nor the

Certain Stockholders have received verbal or written notice that any of the employees listed on Exhibit 2.8 will not continue their employment relationship with the Company after the Effective Time.

          2.9 Intellectual Property. The Company does not own or have pending, nor has it licensed, any Intellectual Property, other than as described in
Exhibit 2.9 (the "Company Intellectual Property"). The Company Intellectual Property has not been the subject of any interference, opposition or cancellation proceedings. No Company Stockholder, employee of the Company or the Company Subs, relative or affiliate of any Company Stockholder or of any such employee, nor any other partnership or enterprise in which any Company Stockholder, any such employee, or any such relative or affiliate had or now has a 5% or greater ownership interest or other substantial interest, possesses any Intellectual Property which is used by the Company pursuant to any agreement or arrangement with such Person. The Company has not received any written notice or written claim of infringement by the Company of the Intellectual Property of any third party. To the Knowledge of the Company, the Company Subs or any Certain Stockholder, there is no infringement by others of the Intellectual Property of the Company.

          2.10 Questionable Payments. To the Knowledge of the Company, the Company Subs or any Certain Stockholder, neither the Company, the Company Subs nor any of the Company Stockholders, agents, employees, or any other persons associated with or acting on behalf of the Company or the Company Subs has, directly or indirectly:

          (a) Used any of the Company or Company Subs funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity;

          (b) Made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds;

          (c)  Violated any provision of the Foreign Corrupt Practices Act of
1977;

          (d) Established or maintained any unlawful or unrecorded fund of corporate monies or other assets;

          (e) Made any false or fictitious entry on the books or records of the Company or the Company Subs;

          (f) Made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or

          (g) Made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

          2.11 Authority to Merge. The Company and the Company Subs have all requisite corporate power and authority to execute, deliver, and perform this Agreement, and each Certain Stockholder has all requisite power and authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of the Company and the Company Subs have been duly taken to authorize the execution, delivery, and performance of this Agreement by the Company. A resolution by the board of directors of the Company and the Company Subs and a majority of the Company Stockholders
     authorizing this Agreement will be provided at Closing.   This Agreement
     and all exhibits hereto have been duly authorized, executed, and delivered by the Company, have been duly executed and delivered by the Certain Stockholders, and is enforceable as to them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies and except as enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). No consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal or any third party (each of the foregoing, a "Consent") is required by the Company, the Company Subs or any Certain Stockholder for the execution, delivery, or performance of this Agreement and exhibits by the Company or any Certain Stockholder. No consent of any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which the Company, the Company Subs or any Company Stockholder is a party, or to which it or they or any of its or their properties or assets are subject, is required for the execution, delivery, or performance of this Agreement and exhibits (except [i] where the failure to obtain such Consent would not have a Material Adverse Effect on the Company or the Company Subs, or [ii] such consents referred to in Exhibit 2.7 will be obtained at or prior to the Closing Date, true and correct copies of will be delivered to EDG at Closing, or [iii] where the failure to obtain such consents would not have a Material Adverse Effect); and, except where such violation, breach, conflict or entitlement would not have a Material Adverse Effect, the execution, delivery, and performance of this Agreement and exhibits will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under any term of any such written contract, agreement, instrument, lease, license, arrangement, or understanding to which the Company or the Company Subs is a party, or violate or result in a breach of any term of the Articles of Incorporation, Bylaws or other organizational documents, as amended, of the Company or the Company Subs, or violate, result in a breach of, or conflict with any material law, rule, regulation, order, judgment, or decree binding on the Company or the Company Subs. Upon the Closing, EDG will have good title to all of the outstanding capital stock and other ownership interests of the Company and the Company Subs, including but not limited to Intellectual Property, free and clear of all liens, security interests, pledges, charges, encumbrances, voting agreements, and voting trusts, except as otherwise disclosed in this Agreement or any schedule hereto.

          2.12  Environment, Health, and Safety.

          (a) The Company and the Company Subs have complied with all environmental, health and safety laws, except where such non-compliance would not have a Material Adverse Effect, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company or the Company Subs alleging any failure so to comply. Without limiting the generality of the preceding sentence, to the Knowledge of the Company, the Company Subs and its Certain Stockholders, the Company and the Company Subs have obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all environmental, health and safety laws, except where such non-compliance would not have a Material Adverse Effect; and

          (b) Neither the Company nor the Company Subs have any material liability for damage to any site, location or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any environmental, health and safety law, except such damage that would not have a Material Adverse Effect.

          2.13 Completeness of Disclosure. No representation or warranty by the Company, the Company Subs, or any Certain Stockholder in this Agreement contains or on the date of the Closing will contain any untrue statement of a material fact or omits or on the Closing Date will omit to state a material fact necessary to make the statements made not misleading, except for changes beyond the control of the Company and the Certain Stockholders or unless disclosed by the Company, the Company Subs or the Certain Stockholders prior to Closing

          2.14 Operating Licenses. Set forth on Exhibit 2.14 hereto is a description of each operating license or permit required for the conduct of the business of the Company, and the Company Subs, together with the name of the government agency or entity issuing such license or permit. Such licenses and permits are valid and in full force and effect, and will not be terminated or otherwise adversely affected by the consummation of the transactions contemplated hereby except where such termination or effect would not have a Material Adverse Effect.

          2.15 Non-distributive Intent. The Company Stockholders are receiving the shares of EDG's Common Stock to be issued hereunder to them for their own account (and not for the account of others) for investment and not with a view to the distribution thereof. The Company Stockholders will not sell or otherwise dispose of such shares without registration under the Securities Act of 1933, as amended (the "Act"), or an exemption therefrom, and the certificate or certificates representing such shares will contain a legend to the foregoing effect. The Company Stockholders further acknowledge and agree that such shares shall be restricted from resale for a period of 12 months after the Closing Date, unless a registration statement registering the resale under the Act is deemed effective by the SEC at an earlier date. By virtue of their position, the Company Stockholders shall have access to the kind of financial and other information about EDG as would be contained in a registration statement filed under the Act, including reports filed pursuant to the Securities Exchange Act of 1934. The Company Stockholders have acknowledged their understanding of the foregoing in a Letter of Non-distributive Intent, which is attached hereto as Exhibit 2.15 and incorporated herein by reference.

          2.16   Certain Financial Representations.

          (a) Accounts and Notes Receivable. All accounts and notes receivable reflected on the Company Last Balance Sheet, and arising since the Last Balance Sheet Date, represent bona fide claims of the Company and the Company Subs against third-party debtors for arms' length sales made, services performed or other charges for valid consideration arising to the extent that they have not been collected. To the Knowledge of the Company, the Company Subs and each Certain Stockholder, such accounts and notes receivable are subject to no right of recourse, defense, deduction, return of goods, counterclaim, offset, or setoff on the part of the obligor, and, if not collected, can reasonably be anticipated to be paid within 90 days of the date incurred.

          (b) Accounts Payable. The amounts set forth as provisions for accounts payable on the Company Last Balance Sheet reflect all accounts payable of the Company and the Company Subs.

          (c) Value of Fixed Assets and Other Assets. The value of the fixed assets and other assets as reflected on the Company Last Balance Sheet are accurate as of its date.

               2.17   Insurance.

          (a) Set forth on Exhibit 2.17 is a complete and accurate list of all policies or binders of fire, liability, product liability, worker's compensation, vehicular and other insurance bonds that insure the assets or the operations of the Company and the Company Subs, copies of which have been furnished to EDG. Such policies include all policies that are required in connection with the current operation of the business by applicable laws or regulations or by the terms of any contract

          (b) With respect to each insurance policy: (i) the policy is in full force and effect and constitutes a legal, valid and binding obligation, enforceable and in full force and effect on identical terms following the Closing Date, (ii) neither the Company or the Company Subs nor any other party to the insurance policies is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such breach or default or permit termination, modification, or acceleration, under the policy; and (iii) no party to the insurance policies has repudiated any provision thereof.

          2.18 Customers. Set forth on Exhibit 2.18 is a list of the Company and the Company Subs' fifteen (15) largest customers for the four months ended
April 30, 2000 and for the twelve months ended December 31, 1999.    To the
Knowledge of the Company, the Company Subs and the Certain Stockholders, the consummation of the Merger will not result in a loss of any of such customers, nor result in a reduction of their account.

                                  SECTION III.

               REPRESENTATIONS AND WARRANTIES OF EDG AND THE SUB

          Each of EDG and the Sub represents and warrants to the Company and the Certain Stockholders as follows:

          3.1  EDG Organization and Qualification.   EDG does not own any
interest in any other business enterprise or legal entity, except as disclosed in Exhibit 3.1. Exhibit 3.1 also correctly sets forth as to EDG and Sub their place of formation, principal place of business, and jurisdictions in which they are qualified to do business. EDG and the Sub are corporations duly organized, validly existing, and in good standing under the laws of Texas and California, respectively, with all requisite power and authority to conduct their business and are not in breach of, or in default with respect to, any term of their Articles of Incorporation, Bylaws or other organizational documents, except where such breach would not have a Material Adverse Effect. EDG and the Sub have obtained all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local, and other governmental authorities and all courts and other tribunals, to own, lease, license, and use their properties and assets and to carry on the business in which they are now engaged and the business in which they contemplate engaging, except where the failure to do so would not have a Material Adverse Effect. EDG and the Sub are duly qualified to transact the business in which they are engaged in every jurisdiction in which their ownership, leasing, licensing, or use of property or assets or the conduct of their business makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect.

          3.2 Authority to Exchange. Each of EDG and the Sub has all requisite corporate power and authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of each of EDG and the Sub have been duly taken to authorize the execution, delivery, and performance of this Agreement by each of EDG and the Sub. This Agreement and all exhibits hereto have been duly authorized, executed, and delivered by EDG and the Sub, constitute the legal, valid, and binding obligation of each of EDG and the Sub and are enforceable as to each of them in accordance with its terms. No consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required by EDG or the Sub for the execution, delivery, or performance of this Agreement and exhibits by EDG and the Sub, except for federal and state securities laws notice filings which EDG will make prior to closing. No consent of any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which EDG or the Sub is a party, or to which it or any of its properties or assets are subject, is required for the execution, delivery or performance of this Agreement and exhibits; and, except where such breach would not have a Material Adverse Effect, the execution, delivery, and performance of this Agreement and exhibits will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under any term of any such contract, agreement, instrument, lease, license, arrangement, or understanding, or violate or result in a breach of any term of the Articles of Incorporation (or other charter document) or Bylaws or other organizational documents, as amended, of EDG or the Sub; or violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on EDG or the Sub or to which EDG's or the Sub's operations, business, properties, or assets are subject.

          3.3 Financial Condition. EDG has delivered to the Company and the Company Stockholders, and the Company and the Company Stockholders acknowledge receipt of its Form 10-KSB for the fiscal year ended December 31, 1999, as amended ("Form 10-KSB/A"), its Form 10-QSB for the three months ended March 31, 2000 ("Form 10-QSB") and its proxy statement dated May 5, 2000. The Form 10-KSB/A and Form 10-QSB present fairly the financial condition, assets, liabilities, and stockholders' equity of EDG as of its date; each such statement of income and statement of retained earnings presents fairly the results of operations of EDG for the period indicated; and each such statement of changes in financial position presents fairly the information purported to be shown therein. The financial statements referred to in this Section 3.3 have been prepared in accordance with GAAP consistently applied throughout the periods involved, are correct and complete in all material respects and are in accordance with the books and records of EDG.

          3.4 Reports. Since January 1, 1999, EDG has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and Commission rules and regulations thereunder, and all such forms, reports and documents, as amended, filed with the Commission have complied in all material respects with all applicable requirements of the federal securities laws and the Commission rules and regulations promulgated thereunder.

          3.5 Completeness of Disclosure. No representation or warranty by either EDG or the Sub in this Agreement contains or on the date of the Closing will contain any untrue statement of a material fact or omits or on the Closing Date will omit to state a material fact necessary to make the statements made not misleading, except for changes beyond the control of EDG or unless disclosed by EDG prior to Closing. No event or circumstance has occurred or information exists with respect to EDG or the Sub or its or their business, properties, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by EDG but which has not been so publicly announced or disclosed.

          3.6 Issuance. The EDG shares of common stock issued as consideration hereunder are duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued, fully paid and non-assessable, free from all taxes, liens and charges with respect to the issue thereof, and shall not be subject to preemptive rights or other similar rights of stockholders of EDG.

          3.7 Listing. The EDG Common Stock has been listed for trading on AMEX since November 1999, and EDG has not been notified to date of any de-listing procedure.

          3.8 EDG Capitalization. As of the date hereof, the total number of shares of capital stock EDG is authorized to issue is 50,000,000. As of June 5, 2000, 25,665,986 are issued and outstanding and 3,956,300 shares of EDG common stock are reserved for issuance upon exercise of outstanding options and warrants. The EDG Common Stock is not owned or held in violation of any preemptive right of any other person or entity. Except as described herein, there is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any shares of capital stock of EDG or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of EDG. There is outstanding no right, security or other instrument convertible into or exchangeable for capital stock of EDG.

                                  SECTION IV.

                                  DEFINITIONS

          The following additional definitions shall apply in this Agreement:

          4.1 "Intellectual Property" means all (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, logos, trade names, and corporate and company names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) computer software, data, code sources and documentation, and improvements thereto, (e) trade secrets and confidential business information (including ideas, formulas, compositions, inventions whether patentable or unpatentable and whether or not reduced to practice, know-how, processes and techniques, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (f) other proprietary rights, and (g) copies and tangible embodiments thereof (in whatever form or medium).

          4.2 "Knowledge" means actual knowledge after reasonable investigation.

          4.3 "Material Adverse Effect" means a material adverse effect on the business, property, financial condition or results of operations taken as a whole.

          4.4 "Operating Licenses" means those licenses, permits and registrations issued by the appropriate state and federal agencies, which are necessary to the operation of the Company's business. Such Operating Licenses are more fully described in Exhibit 2.14 hereto.

          4.5 "Permitted Liens" means (i) liens, charges or encumbrances disclosed in the financial statements referred to in Section 2.3 hereof, including the notes thereto, if any, (ii) liens, charges or encumbrances for current taxes not yet due and payable or which may hereafter be paid without penalty, (iii) liens, charges, encumbrances or security interests pursuant to
Exhibit 2.3, (iv) zoning, building and other similar governmental restrictions and liens, charges or encumbrances imposed by operation of law (including without limitation mechanics', carriers', workmen's, repairmen's, landlord's or other similar liens arising from or incurred in the ordinary course of business and for which the underlying payments are not yet delinquent), and liens arising under equipment leases with third parties entered into in the ordinary course of business, (v) easements, covenants, encroachments, rights-of-way or other similar restrictions and imperfections of title (none of which items referred to in the foregoing clauses (iv) and (v) materially impairs the use or value of the property subject thereto in the business of the Company as presently conducted), and (vi) any other liens, charges or encumbrances that would not have a Material Adverse Effect on the Company.

          4.6 "Person" means any individual, corporation, partnership, limited liability company or entity of any kind.

          4.7 "Subsidiary" means, when used with reference to any entity, any other entity in which at least fifty percent (50%) of the outstanding voting securities or interests (including membership interests) are owned directly or indirectly, but shall specifically exclude Loch Energy, Inc.

                                   SECTION V

                        CONDITIONS TO OBLIGATIONS OF EDG

          The obligations of EDG under this Agreement are subject, at the option of EDG, to the following conditions:

          5.1 Accuracy of Representations and Compliance with Conditions. All representations and warranties of the Company and the Certain Stockholders contained in this Agreement shall be accurate when made and, in addition, shall be accurate in all material respects as of the Closing as though such representations and warranties were then made by the Company or such Certain Stockholders, except for representations and warranties that speak as of a specific date or time other than the date of Closing, (which need only be true and correct in all material respects as of such date or time). As of the Closing, the Company and the Certain Stockholders shall have performed and complied with, in all material respects, all covenants and agreements, and satisfied in all material respects, all conditions required to be performed and complied with by any of them at or before such time by this Agreement.

          5.2 Other Closing Documents. The Company and the Company Stockholders shall have delivered to EDG at or prior to the Closing such other documents as EDG may reasonably request in order to effect the consummation of the transactions contemplated hereby.

          5.3 Legal Action. There shall not have been instituted or threatened any legal proceeding seeking to prohibit or otherwise challenging the consummation of, the transactions contemplated by this Agreement, excluding any such legal proceeding instituted by EDG or any affiliate thereof.

          5.4 No Governmental Action. There shall not have been any action taken, or any law, rule, regulation, order, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which:

          (a) Makes any of the transactions contemplated by this Agreement illegal; or

          (b) Otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement.

          5.5 Stockholder Approval. The Company's Stockholders shall have taken all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to approve the merger of the Company and the Sub by the Company Stockholders as required by the CGCL.

          5.6  No Dissenting Stockholders.   No Company Stockholder shall have
exercised any right under the CGCL to dissent from the Merger.

          5.7 Opinion of Counsel. EDG shall have received the opinion of White & Lee, LLP, counsel to the Company, dated the Closing Date and addressed to EDG, in form and substance reasonably satisfactory to EDG and its counsel, as set forth in Exhibit 5.7.

          5.8 Resignations of Officers and Directors. The officers and directors of the Company shall have resigned and elected the officers and directors listed on Exhibit 1.5, to serve as directors and hold office until such time as their successors are duly elected and qualified.

          5.9 Releases. EDG shall have received releases, in the form attached hereto as Exhibit 5.9, from each person who is, who before closing becomes or who at any time one year prior to the date hereof was an officer, director or 2% or greater stockholder of the Company.

          5.10  401(k) Rollover.  The Company 401(k) shall be terminated.

          5.11 Contractual Consents Needed. The Company and the Company Subs shall have obtained at or prior to the Closing all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them or any subsidiary is a party, or to which any of their respective businesses, properties, or assets are subject, except where the failure would not have a Material Adverse Effect.

          5.12 ESOP Legal Opinion. EDG shall have received a legal opinion from its special counsel that the Company's Employee Stock Ownership Plan shall continue and the shares of Company Stock to be issued thereunder may be converted into the right to receive the Per Share Merger Consideration.

          5.13 Non-Competition, Non-Solicitation and Employment Agreements. William Kern and other key employees of the Company as agreed to by EDG shall have executed and delivered non-competition, non-solicitation and employment agreements substantially in the form attached hereto as Exhibit 5.13.

          5.14 Option Plan Amendment. The stockholders of EDG shall have approved an amendment to its 1999 Employee Stock Option Plan increasing the shares available for issuance thereunder from 3,000,000 to 7,500,000.

          5.15 Option Releases. EDG shall have received releases, in the form of Exhibit 5.15, from the option holders set forth on Exhibit 2.2 that the option they held pursuant to the IPS 1993 Employee Stock Option Plan has been terminated and is of no further force and effect.

          5.17 Certificate of Secretary. EDG shall have received a Certificate of Secretary in the form of Exhibit 5.16, certifying the Company's Articles of Incorporation, Bylaws, minutes of the board of directors and shareholders approving the transaction, and providing a certificate of good standing.

          5.18 Certificate. EDG shall have received a certificate of the Company's chief executive officer, chief financial officer, and the Certain Stockholders dated the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 5.1, 5.3, 5.4, 5.5, 5.6, 5.8, 5.10 and 5.11.

                                  SECTION VI.

                          CONDITIONS TO OBLIGATIONS OF
                    THE COMPANY AND THE COMPANY STOCKHOLDERS

          The obligations of the Company and the Company Stockholders under this Agreement are subject, at the option of the Company and the Company Stockholders, to the following conditions:

          6.1 Accuracy of Representations and Compliance with Conditions. All representations and warranties of EDG contained in this Agreement shall be accurate when made and shall be accurate as of the Closing as though such representations and warranties were then made by EDG. As of the Closing, EDG shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by any of them at or before such time by this Agreement.

          6.2 Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenging the consummation of, the transactions contemplated by this Agreement or related agreements set forth as an exhibit hereto, or to obtain substantial damages with respect thereto.

          6.3 No Governmental Action. There shall not have been any action taken, or any law, rule, regulation, order, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of the
Company:

          (a) Makes any of the transactions contemplated by this Agreement illegal;

          (b) Requires the divestiture by the Company Stockholders of a material portion of the business of the Company taken as a whole; or

          (c) Otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement.

          6.4 Opinion of Counsel. The Company and the Certain Stockholders shall have received the opinion of Brewer & Pritchard, P.C., special counsel to EDG and the Sub, dated the Closing Date and addressed to the Company and the Certain Stockholders as set forth in Exhibit 6.4, in the form and substance reasonably satisfactory to the Certain Stockholders and their counsel.

          6.5 Listing. The EDG Common Stock issuable to the Company Stockholders pursuant to this Agreement and the Option Shares to be reserved for issuance upon the exercise of the Options shall have been authorized for listing on AMEX, subject only to official notice of issuance.

          6.6 Non-Competition, Non-Solicitation and Employment Agreement. William Kern and other key employees of the Company as agreed to be EDG shall have executed and delivered non-competition, non-solicitation and employment agreements substantially in the form as Exhibit 5.13.

          6.7 Other Closing Documents. EDG and the Sub shall have delivered to the Company and the Certain Stockholders at or prior to the Closing such other documents as the Company or the Certain Stockholders may reasonably request in order to effect the consummation of the transactions contemplated hereby.

          6.8 Stockholder Approval. The Company's Stockholders shall have taken all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to approve the merger of the Company and the Sub by the Company Stockholders as required by the CGCL.

          6.9 Certificate of Secretary. The Company shall have received a Certificate of Secretary in the form of Exhibit 6.9, certifying EDG's Articles of Incorporation, Bylaws, minutes of the board of directors approving the transaction, and providing a certificate of good standing.

          6.10 Officer's Certificate. The Company shall have received a certificate of EDG's chief executive officer and chief financial officer, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 6.1, 6.2, 6.3, and 6.5.


                                  SECTION VII.

                          COVENANTS AND AGREEMENTS OF
                    THE COMPANY AND THE CERTAIN STOCKHOLDERS

          The Company and the Certain Stockholders covenant and agree as follows:

          7.1 Public Statements. Before the Company or any Certain Stockholders shall release any information concerning this Agreement or the transactions contemplated by this Agreement which is intended for or may result in public dissemination thereof, they shall cooperate with EDG, shall furnish drafts of all documents or proposed oral statements to EDG for comments, and shall not release any such information without the written consent of EDG, such consent not to be reasonably withheld. Nothing contained herein shall prevent the Company or any Certain Stockholders from furnishing any information to any governmental authority if required to do so by law.

          7.2 Consents Without any Condition. The Company and the Certain Stockholders shall not make any agreement or understanding with a third party not in the ordinary course of business without approval in writing by EDG.

          7.3 Access. Upon reasonable written notice to the Company by EDG, the Company will afford, and the Certain Stockholders will cause the Company to afford the officers, counsel, agents, investment bankers, accountants, and other authorized representatives of EDG, such access during normal business hours throughout the period prior to the Effective Time, to the properties, books, and records of the Company. During such period, EDG will be entitled to make extracts from and copies of such books and records, and the Company will furnish EDG with such additional financial and operating data and other information as to the financial condition, results of operations, business, properties, assets or liabilities of the Company as EDG from time to time may reasonably request. The Company and the Certain Stockholders will also cause the public accountants of the Company to make available to EDG and its public accountants the work papers relating to the audits, if any, of the Company.

          7.4 Conduct of Business. The Company will, and the Certain Stockholders will cause the Company to, conduct its affairs so that at the Closing, no representation or warranty of the Company or any Certain Stockholder will be inaccurate in any material respect, no covenant or agreement of the Company or any Certain Stockholder will be breached in any material respect, and no condition in this Agreement will remain materially unfulfilled by reason of the actions or omissions of the Company or any Certain Stockholder. During the period from the date of this Agreement until the Effective Time, the Company agrees (except to the extent EDG consents in writing), to carry on the Company's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and taxes of the Company when due, to pay or perform other obligations when due consistent with the past practices of the Company, and, to the extent consistent with such past practices and policies to preserve intact the Company's present business organizations, keep available the service of the Company's present officers and key employees and preserve the Company's relationships with customers, advertisers, suppliers, distributors, licensors, licensees and others having business dealings with it, all with the goal of preserving unimpaired the Company's goodwill and ongoing business at the Effective Time. The Company shall promptly notify EDG of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company.

          7.5 Notice of Changes. Until the Closing or the earlier rightful termination of this Agreement, the Company and the Certain Stockholders will immediately advise EDG in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which any of them obtains Knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or an exhibit hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

          7.6 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, the Company agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws (including without limitation, obtaining any necessary stockholder, governmental and third party approval), so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with EDG to that end.

          7.7 Information. Each of the Company and the Company Subs agrees that it will not, and will cause it representatives not to, use any information obtained pursuant to this Agreement, as well as any other information obtained prior to the date hereof in connection with its consideration of the transactions contemplated hereby and the entering into of this Agreement, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Each of the Company and the Company Subs shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Agreement), as well as any other information obtained prior to the date hereof in connection with its consideration of the transactions contemplated hereby and the entering into of this Agreement, unless such information (i) was already known to the Company or the Company Subs, (ii) is disclosed with the prior written approval of the party to which such information pertains, (iii) is already present in the public domain, or (iv) is required to be disclosed by law. In the event that this Agreement is terminated or the transactions contemplated hereby shall otherwise fail to be consummated, the Company and the Company Subs shall promptly cause all copies of documents or extracts thereof containing information and data as to EDG to be returned to EDG.


                                 SECTION VIII.

                  COVENANTS AND AGREEMENTS OF EDG AND THE SUB

          Each of EDG and the Sub covenants and agrees as follows:

          8.1 Public Statements. Before EDG or the Sub shall release any information concerning this Agreement or the transactions contemplated by this Agreement which is intended for or may result in public dissemination thereof, it shall cooperate with the Company, shall furnish drafts of all documents or proposed oral statements to the Company for comments, and shall not release any such information without the written consent of the Company, such consent not to be reasonably withheld. Nothing contained herein shall prevent EDG or the Sub from furnishing any information to any governmental authority if required to do so by law.

          8.2 Consents Without any Condition. Neither EDG nor the Sub shall make any agreement or understanding with a third party not in the ordinary course of business not approved in writing by the Company as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement.

          8.3 Conduct of Business. Each of EDG and the Sub will conduct its affairs so that at the Closing no representation or warranty of EDG or the Sub will be inaccurate in any material respect, no covenant or agreement of EDG or the Sub will be breached in any material respect, and no condition in this Agreement will remain materially unfulfilled by reason of the actions or omissions of EDG or the Sub.

          8.4 Notice of Changes. Until the Closing or the earlier rightful termination of this Agreement, EDG will immediately advise the Company in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains Knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or an exhibit hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

          8.5 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of EDG and the Sub agree to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws (including without limitation, obtaining any necessary stockholder, governmental and third party approval), so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the Company to that end.

          8.6 Information. Each of EDG and the Sub agrees that it will not, and will cause it representatives not to, use any information obtained pursuant to this Agreement (including without limitation, Section 7.3 hereof), as well as any other information obtained prior to the date hereof in connection with its consideration of the transactions contemplated hereby and the entering into of this Agreement, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Each of EDG and the Sub shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Agreement (including without limitation, Section 7.3 hereof), as well as any other information obtained prior to the date hereof in connection with its consideration of the transactions contemplated hereby and the entering into of this Agreement, unless such information (i) was already known to EDG or the Sub, (ii) is disclosed with the prior written approval of the party to which such information pertains, (iii) is already present in the public domain, or (iv) is required to be disclosed by law. In the event that this Agreement is terminated or the transactions contemplated hereby shall otherwise fail to be consummated, EDG and the Sub shall promptly cause all copies of documents or extracts thereof containing information and data as to the Company to be returned to the Company.

                                  SECTION IX.

                                 MISCELLANEOUS

          9.1 Brokerage and Other Fees. The Parties agree that there are no brokerage arrangements or fee obligations, in writing or otherwise, with respect to the transactions set forth in this Agreement. Each party shall be responsible for the fees of their respective professionals (including, without limitation, legal and accounting fees) engaged to assist in the preparation, negotiation and counseling with respect, and relating, to this Agreement and consummation of the transactions contemplated herein, as well as their respective out-of-pocket expenses, except EDG agrees to pay for the preparation of the necessary transfer documents to accomplish the Merger herein, and up to $150,000 of the Company's fees associated with the transactions contemplated herein.

          9.2 Further Actions. At any time and from time to time, Parties agree, at their expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

          9.3 Availability of Equitable Remedies. Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, the Parties shall be entitled before, and only before, Closing, in addition to any other right or remedy available to them, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement; and in either case, no bond or other security shall be required in connection therewith, and Parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

          9.4 Survival. All statements contained in any certificate or other instrument delivered by or on behalf of either the Company or the Certain Stockholders pursuant to this Agreement or in connection with the exchange contemplated hereby shall be deemed joint and several representations and warranties by the Company and the Certain Stockholders. All covenants, agreements, representations, and warranties made by the Company, the Certain Stockholders and EDG contained in or made pursuant to this Agreement shall survive for the period of one year from the Closing Date, irrespective of any investigation made by or on behalf of any party (the "Survival Date"). No claim for indemnification may be brought pursuant to this Section 9.4 unless asserted by written notice provided herein by the party claiming indemnification on or before the Survival Date.

          9.5 Modification. The Agreement and the exhibits hereto set forth the entire understanding of the parties with respect to the subject matter hereof supersede all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by the Parties.

          9.6 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been given if personally delivered, or if telecopied, provided that such facsimile transmission is confirmed within one (1) business day thereafter by U.S. mail in accordance with this Section 9.6, or if sent by national overnight delivery service or mailed, first class, registered or certified mail, postage prepaid to the following:


        If to EDG or the Sub:        3200 Wilcrest, Suite370
                                     Houston, Texas 77042
                                     Phone:  (713) 784-2374
                                     Facsimile:  (713) 784-2486

        With a copy to:              Margaret C. Fitzgerald
                                     Brewer & Pritchard, P.C.
                                     Three Riverway, Suite 1800
                                     Houston, Texas 77056
                                     Phone:  (713) 209-2950
                                     Facsimile:  (713) 209-2923

        If to the Company:           1680 Bayport Avenue
                                     San Carlos, California  94070
                                     Phone: (650) 802-1020
                                     Facsimile: (650) 637-1724

        If to a Certain Stockholder: William Kern
                                     813 Tamarack Avenue
                                     San Carlos, California  94070

                                     Isabelle Suares
                                     425 Covington Road
                                     Los Altos, California  94024

                                     Peter Heinrich
                                     333 Central Park West, #84
                                     New York, New York  10025

                                     William Johnson
                                     29 Roberts Road
                                     Newtown Square, Pennsylvania  19073

               With a copy to:    David Lee
                                  White & Lee, LLP
                                  545 Middlefield Road, Suite 250
                                  Menlo Park, California  94025
                                  Phone: 650-470-4000
                                  Facsimile: 650-470-4099

or to such other address as shall be given in writing by any party to the others. If sent by U.S. mail in accordance with this Section 9.6, such notices shall be deemed given and received on the earlier to occur of (a) actual receipt at the above specified address of the mailed addressee, or (b) the third (3rd) business day after deposit with the U.S. Postal Service in the manner herein provided or (c) the business day of the successful transmission of such telecopy or delivery by national overnight service. Notices delivered by any other means shall be deemed given and received upon actual receipt of the above-specified address of the addressee.

          9.7 Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and, in the case of a corporate party, be authorized by a resolution of the Board of Directors or by an officer of the waiving party.

          9.8 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each party's respective successors, assigns, heirs, and personal representatives.

          9.9 No Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

          9.10 Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

          9.11 Headings. The headings of this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

          9.12 Counterparts, Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to conflict of laws.

          9.13 Indemnification. The Certain Stockholders shall, jointly and severally, indemnify, defend and hold harmless EDG from and against any damage, loss claim, liability, cost or expense, including fees and disbursements of counsel, accountants, experts and other consultants (collectively "Damages"), resulting from, arising out of or occasioned by any misstatement or omission from any representation by, or any breach of warranty or covenant of, either the Company or the Certain Stockholders contained herein. EDG shall indemnify, defend and hold harmless the Company and the Certain Stockholders from and against any Damages, resulting from, arising out of, based upon or occasioned by any misstatement of omission from any representation by, or any breach of warranty, covenant or agreement of EDG contained herein., PROVIDED HOWEVER, that the parties will not be entitled to indemnification hereunder (i) with respect to any individual claim for less than $5,000 in Damages, or (2) unless the aggregate amount for which valid indemnification claims are made exceeds $15,000, in which case the indemnified parties will shall be entitled to indemnification from the first dollar of indemnification claims.

          9.14  Indemnification Procedures.   Promptly after receipt by EDG, on
the one hand, or Certain Stockholders on the other hand (in any such case, the "Indemnitee"), of notice of any action, suit, proceeding, audit, claim or potential claim (any of which is hereinafter individually referred to as a "Circumstance"), which could give rise to a right to indemnification for damages pursuant to Section 9.13, the Indemnitee shall give the party who may become obligated to provide indemnification hereunder (the "Indemnitor") written notice describing the Circumstance in reasonable detail; provided, that failure of an Indemnitee to give such notice to the Indemnitor shall not relieve the Indemnitor from any of its indemnification obligations hereunder unless (and then only to the extent) that the failure to give such notice prejudices the defense of the Circumstance by the Indemnitee. Such Indemnitor shall have the right, at its option and upon its acknowledgment to the Indemnitee of Indemnitor's liability to indemnify Indemnitee in respect of such asserted liability, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the Indemnitee; provided, that any such compromise (i) shall include as a unconditional term thereof the giving by the claimant or the plaintiff to such Indemnitee of a release from all liability in respect of such claim and (ii) shall not result in the imposition on the Indemnitee of any remedy other than monetary damages to be paid in full by the Indemnitor pursuant to Section 9.13. If any Indemnitor shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnitee of its intention to do so, and the Indemnitee agrees to, and to cause its own independent counsel to, cooperate fully with the Indemnitor and its counsel in the compromise of, or defense against, any such asserted liability. All reasonable out-of-pocket costs and expenses incurred by the Indemnitee in connection with such cooperation (including, without limitation, the reasonable fees and expenses of the Indemnitee's own independent counsel) shall be borne by the Indemnitor. In any event, the Indemnitee shall have the right to participate with its own counsel (the reasonable fees and expenses of which will be borne by Indemnitor) in the defense of such asserted liability; provided that if with respect to a Circumstance, Indemnitor shall have acknowledged Indemnitor's liability to indemnify Indemnitee if and to the extent of any loss arising out of such Circumstance and Indemnitor shall be diligently defending such matter, Indemnitor shall not be obligated to indemnify Indemnitee for the cost of Indemnitee's participation in such defense, including Indemnitee's attorney's fees. Under no circumstances shall the Indemnitee compromise any such asserted liability without the written consent of the Indemnitor (which consent shall not be unreasonably withheld), unless the Indemnitor shall have failed or refused to undertake the defense of any such asserted liability after a reasonable period of time has elapsed following the notice of a Circumstance received by such Indemnitor pursuant to this Section 9.14.

         9.15 Other Indemnification Provisions. The foregoing indemnification provisions under this Section 9 are in addition to any statutory, equitable or common law remedy any party may have for breach of representation, warranty or covenant.

         9.16 Limitation on Indemnification. The Certain Stockholders indemnification obligations to EDG shall be limited, in the aggregate, to the consideration received, provided however, that the foregoing limitation shall not apply to obligations resulting from misstatements or omissions of such Certain Stockholder's actual knowledge and Claims resulting therefrom.

         9.17  Escrow Fund.  As security for the indemnity provided for in
Section 9.13 and by virtue of this Agreement, at the Effective Time, the Escrow Agent shall take deposit of the Escrow Shares. The Escrow Shares shall be contributed on behalf of each Certain Stockholder in proportion to the aggregate EDG Common Stock, which each such Certain Stockholder would otherwise be entitled to receive pursuant to Section 1.4 hereof. The escrow shall be for the period of one year from the date hereof, and shall be administered subject to the terms and conditions of Exhibit 1.4.

          IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective as of the date written in the preamble of this Agreement.


                              EPICEDGE, INC.

                              By: /s/ Charles H. Leaver, Jr.
                                 -----------------------------------
                                 Name:  Charles H. Leaver, Jr.
                                 Title: Chief Executive Officer

                              SUB: EDG Acquisition Corporation

                              By: /s/ Charles H. Leaver, Jr.
                                 -----------------------------------
                                 Name:  Charles H. Leaver, Jr.
                                 Title: President

                              COMPANY: IPS ASSOCIATES, INC.

                              By: /s/ William Kern
                                 -----------------------------------
                                 Name:  William Kern
                                 Title: President

                              CERTAIN STOCKHOLDERS:

                                /s/ William Kern
                              --------------------------------------
                              Name:    William Kern
                              Address: 813 Tamarack Ave.
                                       San Carlos, CA 94070

                                /s/ Isabelle Suares
                              --------------------------------------
                              Name:    Isabelle Suares
                              Address: 425 Covington Rd.
                                       Los Altos, CA 94024

                                /s/ Peter Heinrich
                              --------------------------------------
                              Name:    Peter Heinrich
                              Address: 333 Central Park West #84
                                       New York, NY 10025

                                /s/ William Johnson
                              --------------------------------------
                              Name:    William Johnson
                              Address: 29 Roberts Rd.
                                       Newtown Square, PA 19073